Exhibit 5.1

December 12, 2022

BiondVax Pharmaceuticals Ltd.

Jerusalem BioPark

Hadassah Ein Kerem Campus, 2nd floor

Jerusalem 9112001, Israel

Re: BiondVax Pharmaceuticals Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to BiondVax Pharmaceuticals Ltd., (the “Company”), an Israeli company, in connection with (i) the issuance and sale of an aggregate of (i) up to 913,242 American Depositary Shares (“Sold ADSs”), each representing four-hundred (400) ordinary shares, no par value, of the Company (the “Ordinary Shares”), (ii) pre-funded warrants to acquire up to 913,242 ADSs in the aggregate (the “Pre-Funded Warrants”) and (iii) warrants to acquire 1,826,484 ADSs in the aggregate (together with the Pre-Funded Warrants, the "Warrants") pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) to be executed by and between the Company and Aegis Capital Corp..(the “Underwriter”). This opinion is rendered pursuant to Item 8(a) of Form F-1 of the Unites States Securities and Exchange Commission (the “ Commission ”) and Item 601(b)(5) and 601(b)(23) of the SEC’s Regulation S-K under the United States Securities Act of 1933, as amended (the “ Securities Act ”).

In connection with this opinion, we have examined and relied upon the the registration statement on Form F-1/A (File No. 333-267648), filed by the Company with the SEC and to which this opinion is attached as an exhibit (the “ Registration Statement ”), the Company’s Amended and Restated Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any jurisdiction other than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the (i) Ordinary Shares underlying the Sold ADSs to be sold to the Underwriters as described in the Registration Statement have been duly authorized and upon delivery of the Sold ADSs and payment therefor in accordance with the Underwriting Agreement, will be, validly issued, fully paid and non-assessable and (ii) Ordinary Shares issuable upon exercise of  the Warrants, upon payment for the Warrants in accordance with the Underwriting Agreement, have been duly authorized and when such Ordinary Shares are issued and delivered by the Company upon exercise of the Warrants against receipt of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Gross & Co. Gross & Co.